Exhibit 99.1

DELAWARE CHANCERY COURT REJECTS PORTNOY REQUEST

TO SEAT DISSIDENT SLATE IN CRYO-CELL ELECTION;

INCUMBENT BOARD TO CONTINUE IN OFFICE

UNTIL SPECIAL STOCKHOLDERS MEETING

Oldsmar, Fla. – January 17, 2008 – On January 15, 2008, the Delaware Court of Chancery issued an opinion in a case brought by David Portnoy, a stockholder of Cryo-Cell International Inc. (OTC Bulletin Board: CCEL), challenging the election results of the annual meeting of stockholders held on July 16, 2007. The court rejected Mr. Portnoy’s requested relief that his proposed slate be seated as the Company’s Board of Directors and noted that the Portnoy slate’s “lack of experience in the stem cell industry and inexperience with public companies …. was evident in the vague business plan they ultimately presented in their proxy statement, which consisted of generic statements about eliminating unnecessary costs and considering strategic alternatives to increase stockholder value.” The court, however, did order the Company to hold a special meeting of stockholders for the purpose of holding a new election of directors. The directors who sat on the Cryo-Cell Board of Directors prior to the 2007 annual meeting will continue in office until the special meeting of stockholders is held.

“We are pleased that the court rejected Mr. Portnoy’s request to seat his director nominees as the Cryo-Cell Board of Directors,” said Mercedes Walton, Cryo-Cell’s Chairman and CEO. Ms. Walton continued, “We welcome the opportunity to once again make our case to the stockholders of Cryo-Cell as to the importance of maintaining a Board and management team with a proven track record in the stem cell preservation industry and in the business of regenerative science.

The parties have been directed to meet with the court in the next several days to discuss the particulars of the special meeting, and the Company will provide additional information about the meeting when it is available.

About Cryo-Cell International Inc.

Based in Oldsmar, Florida, with over 140,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. For more information, please call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Cryo-Cell expects to file a proxy statement with the Securities and Exchange Commission and to send the proxy statement to shareholders in connection with this special meeting to elect directors. The Company urges investors and stockholders to read the proxy statement carefully when it is available. The proxy statement will contain important information about the proposals to be brought before the annual meeting. Investors and shareholders will be able to obtain free copies of the proxy statement, once available, as well as other filings made by the Company with the Commission, through the Web site maintained by the Commission at http://www.sec.gov. Free copies of the proxy statement, once available, may also be obtained by stockholders by directing a request to the Company at: Cryo-Cell International, Inc., 700 Brooker Creek Blvd., Suite 1800, Oldsmar, Florida 34677, Attention: Corporate Secretary.

Cryo-Cell, its directors, executive officers and certain other members of management and employees may be soliciting proxies from the Company’s stockholders in connection with the special meeting. Information concerning the Company is set forth in its filings with the Commission and information regarding other possible participants in the solicitation is set forth in the Company’s proxy statement filed by the Company with the Commission on June 8, 2007.

Contact: Jill Taymans, Chief Financial Officer

Phone: 813-749-2104

E-mail: jtaymans@cryo-cell.com